Exhibit 99.1

News Announcement	For Immediate Release

NEXSTAR BROADCASTING COMPLETES ACQUISITION OF

THREE CALIFORNIA STATIONS FOR $35.4 MILLION

Irving, Texas, Fresno and Bakersfield, California – (February 19, 2013) – Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) announced today that it completed the previously announced acquisition of the assets of KGPE-TV, the CBS affiliate serving the Fresno, California market and KGET and KKEY-LP, the NBC/CW and low powered Telemundo affiliated stations serving the Bakersfield, California market from entities controlled by privately-held High Plains Broadcasting Inc. and Newport Television, LLC (“Newport”) for $35.4 million in a transaction that is expected to be immediately accretive to Nexstar.

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., commented, “This transaction is consistent with our acquisition criteria as it further diversifies our operations, creates new duopoly markets and is financially accretive. Together with our announcement earlier this month to acquire the Fresno NBC affiliate, KSEE(TV), Nexstar is creating new duopoly markets in both Fresno and Bakersfield.”

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, e-MEDIA, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 70 television stations and 13 related digital multicast signals reaching 40 markets. Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, Telemundo, and Bounce TV, the nation’s first over-the-air broadcast television network programmed for African-American audiences and two independent stations. Nexstar’s 39 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Assuming completion of all announced transactions, Nexstar will own, operate, program or provide sales and other services to 72 television stations and related digital multicast signals reaching 41 markets or approximately 12.1% of all U.S. television households.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,”

“believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800